DATA

PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CERTIFICATE.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                            Current and Maximum
                                               Percentage of
              Contract Year                    Contributions
              -------------                 --------------------
                    [1                            8.00%
                     2                            7.00%
                     3                            6.00%
                     4                            5.00%
                  5 and later                     0.00%]

The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): [10%] of Annuity Account Value at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.

Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.


No. 94ICA/B(Rev 0402)Elite                                          Data page 9

NO WITHDRAWAL CHARGE WILL APPLY IN THESE EVENTS:

1. [the Annuitant has qualified to receive Social security disability benefits as certified by the Social Security Administration; or
2. we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
3. the Annuitant has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:
      o its main function is to provide skilled, intermediate or custodial nursing care;
      o   it provides continuous room and board to three or more persons;
      o   it is supervised by a registered nurse or practical nurse;
      o   it keeps daily medical records of each patient;
      o   it controls and records all medications dispensed; and
      o   its primary service is other than to provide housing for residents.

      [ITEM 4, BELOW, WILL APPLY ONLY TO CERTIFICATE OWNERS IN THE NQ, IRA
      AND TSA MARKETS]
4. the Successor Owner/Annuitant option is elected and exercised, and the Successor Owner/Annuitant withdraws contributions made by Annuitant, prior to the Annuitant's death.

The withdrawal charge will apply with respect to a Contribution if the condition as described above existed at the time the Contribution was remitted or if the condition began within the 12 month period following remittance (excluding the 4th listed exemption).]

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

[Mortality and Expense Risks Charge:
      Current and Maximum                         Annual rate of 1.10%
                                                  (equivalent to a daily rate of
                                                  0.003032%).

Administration Charge:
      Current and Maximum                         Annual rate of 0.25%
                                                  (equivalent to a daily rate of
                                                  0.000692%). We reserve the
                                                  right to increase this charge
                                                  to an annual rate of 0.35%.
Distribution Charge:
      Current and Maximum                         Annual rate of 0.25%
                                                  (equivalent to a daily rate of
                                                  0.000692%).]


No. 94ICA/B(Rev 0402)Elite                                         Data page 10